STATEMENT OF RESOLUTION
                            ESTABLISHING SERIES OF SHARES


          TO THE SECRETARY OF STATE
               OF THE STATE OF TEXAS:

               Pursuant to the provisions of Article 2.13 ofthe Texas Business Corporation Act, the undersigned corporationsubmits the following statement for the purpose of establishing and designating a series of shares and fixing anddetermining the relative rights and preferences thereof:

               1.   The  name  of   the  corporation  is  Electric   &  Gas
          Technology, Inc.

               2. The following resolution, establishing and designating a series of shares and fixing and determining the relative rights and preferences thereof, was duly adopted by the board of directors of the corporation on December 15, 1995:


                           ELECTRIC & GAS TECHNOLOGY, INC.
                                (A Texas Corporation)


                              RESOLUTION DESIGNATING AND
                              SPECIFYING PREFERENCES AND
                  RIGHTS OF SERIES A, 7% CONVERTIBLE PREFERRED STOCK


               RESOLVED, That the following designation and statement of preferences, rights and other provisions of and applying to the "Series A, 7% Convertible Preferred Stock" of the Company is hereby adopted:

               1.   Statement of Series Designation and Issuance.

               The Company has authorized 5,000,000 shares of preferred stock, par value $10.00 per share (the "Authorized Preferred") and none of such Authorized Preferred has been issued or is outstanding. The Company hereby designates 90,000 shares of such Authorized Preferred as the "Series A, 7% Convertible Preferred Stock" of the Company and authorizes issuance of the Series A, 7% Convertible Preferred Stock, upon and having the terms, preferences, rights and other provisions provided for under the Texas Business Corporation Act, as in effect from time to time, the Articles of Incorporation of the Company, as now amended and as in effect from time to time, and this Resolution.

               2.   Issuance.


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               The Series A, 7% Convertible Preferred Stock shall be issued to  and  initially  registered in  the  name  of Allied  Products
          Corporation  as  contemplated  by   that  certain  Note  Purchase
          Agreement of even date herewith between the Company and Allied Products Corporation.

               3.   Terms,   Provisions   and  Rights   of  Series   A,  7%
                    Convertible Preferred Stock.

                    1.   Par Value.   The  par value of  each share  of the
               Series A, 7% Convertible Preferred Stock is $10.00.

                    2.   Dividends.

                    (a) The holders of Series A, 7% Convertible Preferred Stock, in preference to the holders of Common Stock and of any other stock ranking as to dividends junior to the Series A, 7% Convertible Preferred Stock, shall be entitled to receive cumulative dividends in cash at a dividend rate of $.70 (70 ) per share per annum and no more, such dividends to be payable quarterly on the last day of March, June, September and December in each year commencing March 31, 1996 (each such date being hereinafter called a "dividend date" and each of the quarterly periods ending on a dividend date being hereinafter called a "dividend period" and the first dividend period being from the date of issuance of the Series A, 7% Convertible Preferred Stock until March 31,
               1996), and such dividends shall accrue from and after the date on which such shares of Series A, 7% Convertible Preferred Stock shall first be issued.

                    (b) Such dividends shall be cumulative from the date on which such shares of Series A, 7% Convertible Preferred Stock shall be first issued (whether or not in any dividend period or periods there shall be surplus of the Corporation legally available for the payment of such dividends) so that, if dividends in respect of any dividend period shall not have been paid upon, or declared and a sum sufficient for payment thereof not set apart for the dividends on, the Series A, 7% Convertible Preferred Stock, the amount of the deficiency in such dividends shall be fully paid (or declared and a sum sufficient for payment thereof set apart and placed in an insured interest bearing account of a national or state bank) before any dividend shall be declared or paid, or any sum be set apart for or applied to the purchase or redemption of, any shares of Common Stock or any class of stock ranking as to dividends junior to the Series A, 7% Convertible Preferred Stock.

                    (c) If, on any dividend date, the surplus of the Corporation legally available for the payment of dividends is not sufficient to enable payment of the full accrued

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               dividends   on  all  shares  of  Series  A,  7%  Convertible
               Preferred Stock then outstanding at the rate fixed as aforesaid, then, in such event, there shall be paid on such dividend date, to the full extent of the surplus of the Corporation legally available for dividends, to the holders of Series A, 7% Convertible Preferred Stock, dividends in amounts proportionate to the full accrued dividends to which they are respectively entitled. No dividends shall be paid upon or declared or set apart for any share of Preferred Stock other than the Series A, 7% Convertible Preferred Stock for any dividend period unless at the same time a like proportionate dividend for the same dividend period at the respective rates fixed as aforesaid shall be paid upon or declared and a sum sufficient for the payment thereof set apart for all shares of Series A, 7% Convertible Preferred Stock then issued and outstanding.

                    3.   Redemption.   The  shares  of  the  Series  A,  7%
               Convertible Preferred Stock shall be subject to redemption as follows:

                    (a)  Redemption  Incident  to  Underwriting  and  Other
               Provisions.

                    (i) Subject to the other provisions of this subsection 3(a), all shares of Series A, 7% Convertible Preferred Stock issued and outstanding shall be redeemed incident to and as a condition to any "underwriting" (defined below) that occurs at any time during the approximately two (2) year period expiring on December 31, 1997, and redemption shall be effected at (A) the redemption price of $10.00 per share, plus (B) in each case a sum equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to and including the date of redemption, provided that the holders of Series A, 7% Convertible Preferred Stock may elect to have the redemption price be determined on the basis of the value of such stock as if conversion rights had been exercised.

                    (ii) Less  than all the outstanding shares of Series A,
               7% Convertible Preferred Stock may be redeemed incident to an "underwriting" only upon consent of the holders of 2/3 or more of the outstanding Series A, 7% Convertible Preferred Stock, and the shares to be redeemed shall be determined pro rata, with all fractions being rounded to the next highest full share.

                    (iii) At such time or times prior to the date fixed for redemption, as the Board of Directors shall determine for purposes of redemption pursuant to this subsection 3(a), written notice of any redemption of shares of Series A, 7% Convertible Preferred Stock, specifying the

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               date  fixed for  redemption, the  redemption  price and  the place of redemption, shall be mailed to each holder of record of the shares of Series A, 7% Convertible Preferred Stock to be redeemed in a postage prepaid envelope at his address of record, not more than fifty (50) nor less than twenty (20) days prior to the date fixed for redemption, calling upon such holder to surrender to the Corporation on
               or  after   such  date  at  the  principal   office  of  the
               Corporation designated in such notice, his certificate or certificates representing the number of shares specified in
               such notice of redemption.   On or  after the date fixed  in
               such notice of redemption, each holder of shares of Series A, 7% Convertible Preferred Stock to be redeemed shall present and surrender his certificate or certificates for such shares to the Corporation at the place designated in such notice and thereupon the redemption price of such shares shall be paid to or on the order of the person whose name appears on the records of the Corporation as the holder of the shares designated for redemption. If less than all the shares owned by a holder of Series A, 7% Convertible Preferred Stock are then to be redeemed in compliance with this subsection (3)(a), the notice shall also specify the number of shares thereof which are to be redeemed and the number of the certificates representing such shares, and a new certificate shall be issued to such holder representing the unredeemed shares without cost to such holder.

                    (iv) Unless default be  made in the payment  in full of
               the redemption price plus any accrued and unpaid dividends, dividends on the shares of Series A, 7% Convertible Preferred Stock called for redemption shall cease to accrue on the redemption date, and all rights of the holders of such shares as shareholders of the Corporation by reason of the ownership of such shares shall cease on the redemption date, except the right to receive the amount payable upon redemption of such shares, on presentation and surrender of the respective certificates representing such shares.

                    (v) Series A, 7% Convertible Preferred Stock redeemed in accordance with this subsection 3(a) shall be cancelled and not reissued and the number of shares of Series A, 7% Convertible Preferred Stock which the Corporation shall have authority to issue shall be decreased by the number of shares so redeemed.

                    (vi) Notwithstanding the  foregoing provisions  of this
               subsection 3(a) if any dividends on the Series A, 7% Convertible Preferred Stock are accrued and unpaid, no shares of the Series A, 7% Convertible Preferred Stock shall be redeemed unless all outstanding shares of the Series A, 7% Convertible Preferred Stock are simultaneously redeemed,

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
               and the Corporation shall not purchase or otherwise acquire any shares of the Series A, 7% Convertible Preferred Stock.

                    (vii) An "underwriting" is the issuance and/or sale of stock, notes or other "securities" of the Corporation to the public or through a private placement effected by or through an investment banker, broker, broker-dealer, securities exchange or "NASDAQ" occurring on or before December 31, 1997.

                    (b) Mandatory Redemption. If and so long as shares of Series A, 7% Convertible Preferred Stock are outstanding, if the Corporation shall directly or indirectly sell, lease, abandon, or otherwise dispose of all or substantially all of its property or assets, or consolidate with or merge into any other person, partnership or corporation (other than a wholly owned subsidiary of the Corporation), then the Corporation shall, prior to or simultaneously with such sale, lease, abandonment, or other disposition or such consolidation or merger, redeem, out of funds legally available for such purpose, all the shares of Series A, 7% Convertible Preferred Stock then outstanding at a redemption price of $10.00 per share plus an amount equal to all dividends (whether or not earned or declared) on such shares accrued and unpaid thereon to and including the mandatory redemption date, such payment to be made on such mandatory redemption date in accordance with paragraph (a) of this
               Section 3 including, without limitation, subparagraph (iii) of said paragraph (a).

                    4.   Rights on Liquidation, Dissolution or Winding Up.

                    (a) Upon the involuntary liquidation, distribution or sale of assets, or involuntary dissolution or winding up of the Corporation or upon the voluntary liquidation, distribution or sale of assets, or voluntary dissolution or winding up of the Corporation, the holders of the shares of Series A, 7% Convertible Preferred Stock, out of the assets of the Corporation available for distribution to its shareholders, a sum in cash equal to $10.00 plus an amount equal to all dividends on such shares accrued and unpaid thereon to the date of final distribution, before any payment or distribution shall be made on the Common Stock or on any other class of stock ranking as to dividends or upon liquidation junior to the Series A, 7% Convertible Preferred Stock.

                    (b) If upon any such liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, whether voluntary or involuntary, its assets available for distribution to its shareholders shall be insufficient to permit the payment in full of the respective amounts to

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
               which   the  holders  of   all  outstanding  Series   A,  7%
               Convertible Preferred Stock, are entitled as provided in paragraph (a) of this Section 4, the entire remaining assets of the Corporation available for distribution to its shareholders shall be distributed among the holders of Series A, 7% Convertible Preferred Stock in amounts proportionate to the full preferential amounts to which they would be respectively entitled if all amounts payable on or with respect to such shares were paid in full.

                    (c) In the event of any liquidation, distribution or sale of assets, dissolution or winding up of the Corporation, whether voluntary or involuntary, after payment shall have been made to the holders of shares of Series A, 7% Convertible Preferred Stock and any other class or classes of stock ranking upon liquidation on parity with the Series A, 7% Convertible Preferred Stock, the holders of shares of any class or classes of stock ranking upon liquidation junior to the Series A, 7% Convertible Preferred Stock shall be entitled, to the exclusion of the holders of shares of Series A, 7% Convertible Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its shareholders.

                    5.   Voting.

                    (a) Subject to the provisions of any applicable law or of the By-laws of the Corporation as from time to time amended, with respect to the closing of the transfer books or the fixing of a record date for the determination of shareholders entitled to vote, at each meeting of shareholders each holder of record of shares of Series A, 7% Convertible Preferred Stock shall be entitled to one vote per share on each matter on which the holders of record of shares of Common Stock shall be entitled to vote, voting together, and not by classes, with the holders of record of shares of Common Stock, and each such record holder of shares of Series A, 7% Convertible Preferred Stock shall be entitled to the same notice of any such meeting of shareholders as isfurnished to such holders of Common Stock.

                    (b) In case any one or more of the following events shall have occurred and be continuing, that is to say: a breach, default or other failure of the Corporation to perform under, comply with or observe its agreements, covenants, representations, or any term of the Note Purchase Agreement of even date with Allied Products Corporation; a failure or default by the Corporation in paying or declaring two (2) or more required dividends or distributions on the Series A, 7% Convertible Preferred Stock (whether or not consecutive);

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

               then, and in such event the number of directors constituting the Board of Directors of the Corporation shall be increased by one (1) member of the Board of Directors, and the holders of Series A, 7% Convertible Preferred Stock shall have, in addition to any other voting rights, the special right, to the exclusion of all other classes (whether preferred, common or otherwise) of stock of the Corporation, voting together as a class to elect persons to fill such newly created directorship (and to fill any vacancies in the membership of the Board of Directors arising when the position of any director so elected by the Series A, 7% Convertible Preferred Stock becomes vacant until such time as the special right of the holders of Series A, 7% Convertible Preferred Stock to vote separately as a class for the election of directors pursuant to this paragraph (b) of Section 5 shall terminate as set forth below). Whenever such special right of holders of shares of Series A, 7% Convertible Preferred Stock shall have vested, it may be exercised initially either at a special meeting of such holders called as provided below, or at any annual meeting of shareholders and thereafter at annual meetings of shareholders. The special right of holders of shares of Series A, 7% Convertible Preferred Stock, to elect members of the Board of Directors as aforesaid shall continue until such time as the event or events giving rise to such special right of the holders of shares of Series A, 7% Convertible Preferred Stock so to vote for the election of directors shall have been cured or shall cease to exist or shall have been waived by the holders of at least sixty-six and two-thirds percent (66-2/3%) of all the shares of Series A, 7% Convertible Preferred Stock outstanding, in writing or by a vote at a meeting of such shareholders for that purposes, at which time such special rights shall terminate, subject to revesting in the event of the occurrence of any of the foregoing events giving rise to such special right.

                    6.   Restrictions on Issuance of Other Securities.

                    At  any  time  that shares  of  Series  1995 Cumulative
               Preferred Stock are issued and outstanding, the Corporation shall not issue any preferred or other stock that is senior to the Series 1995 Convertible Preferred Stock with respect to dividends or distributions, redemption or rights incident to redemption, or other similar rights of the Series 1995 Convertible Preferred Stock, or any security or obligation that is convertible into or exchangeable or exercisable for such senior stock. The Corporation may issue up to, but not more than, 90,000 shares of preferred or other stock that is on a parity with the Series 1995 Convertible Preferred Stock with respect to dividends or distributions, redemption or rights incident to redemption, or other similar rights of the Series 1995 Convertible Preferred Stock, or any security

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               or  obligation that is  convertible into or  exchangeable or exercisable for such senior stock.

                    7.   Covenant to Maintain Registration; Conversions.

                    (a) At all times that any of the Series A, 7% Convertible Preferred Stock is outstanding, the Corporation shall be in compliance with, and maintain registration of its common stock (in amounts sufficient to permit conversion of the Series A, 7% Convertible Preferred Stock into properly registered, publicly traded stock) under, all applicable federal and state securities laws, rules and regulations. In this regard, the Corporation will timely and properly file all registration and reporting papers required or advisable under such laws, rules and regulations.

                    (b) At any time and from time to time, the holder(s) of Series A, 7% Convertible Preferred Stock shall have the option to convert shares of Series A, 7% Convertible Preferred Stock into common stock of the Corporation, at the ratio of two (2) shares of common stock for each one (1) share of Series A, 7% Convertible Preferred Stock. The Corporation shall at all times have authorized and maintain the availability for issuance of sufficient common stock to effect such conversion. At all times when any of the Series A, 7% Convertible Preferred Stock is issued and outstanding, the Corporation shall not: take, authorize, or agree to take or authorize any action that would limit, impair or restrict the ability of the Corporation to comply with and observe or perform its obligations, covenants and duties with respect to the Series A, 7% Convertible Preferred Stock, or that would dilute the proportionate interest, on the date of its issuance, of the holders of the Series A, 7% Convertible Preferred Stock in, or to be acquired upon conversion of such Series A, 7% Preferred Stock into, common stock.

                    (c) Shares of Series A, 7% Convertible Preferred Stock of the Corporation that are redeemed or that are converted into common stock of the Corporation shall be tendered to the Secretary of the Corporation or the Corporation's transfer agent accompanied by a copy of the notice of redemption or by a notice of election to convert from the registered owner of such shares of Series A, 7% Convertible Preferred Stock, as the case may be, and the Secretary of the Corporation or the Corporation's transfer agent and the Corporation shall forthwith take all acts necessary and appropriate to pay the redemption price for, or issue and cause to be issued the requisite shares of common stock upon conversion, as the case may be. If called for redemption, shares of the Series A, 7% Convertible Preferred Stock of

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
               the Corporation may be converted (at the election of the registered owner thereof) at any time up to and including (but not after) the date of redemption.

          Dated:    December 15, 1995.



                                        Electric & Gas Technology, Inc.


                                        By   /s/ S. Mort Zimmerman
                                             S. Mort Zimmerman

                                             Chairman   of   the   Board  &
          President

                                        And  /s/ Marie Pazol
                                             Marie Pazol
                                             Secretary

          THE STATE OF TEXAS

          COUNTY OF   DALLAS

               I, Joe B. Abbey , a notary public, do hereby certify that on this 15 day of December , 19 95 , personally
          appeared before me    S. Mort Zimmerman and Marie
          Pazol , who, being by me first duly sworn, declared that [he/she] is the President and Secretary of Electric & Gas Technology, Inc. , that [he/she] signed the foregoing document as President and secretary of the corporation and that the statements therein contained are true.

          (SEAL)
                                             /s/ Joe B Abbey

                                             Notary Public in and for
                                                 the State of Texas


                                             Joe B Abbey
                                                  Printed Name of Notary

                                        My Commission Expires:   August 23,
          1997


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